Exhibit 99.5

Arcadia Biosciences, Inc. and EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC

Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

The following unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed consolidated combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 are based on the historical consolidated financial statements of Arcadia Biosciences, Inc. (“Arcadia,” “we,” “us,” “our” and the “Company”) and EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC. (“EKO, Lief, Live Zola”) as adjusted to give effect to the May 17, 2021 acquisition of EKO, Lief, Live Zola by Arcadia (the “Acquisition”).  The Acquisition has been accounted for using the acquisition method of accounting and assuming a purchase price of $6,051,952 funded by cash and issuance of the Company’s common shares.

The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2021, and the year ended December 31, 2020 give effect to the Acquisition as if it occurred on January 1, 2020.  The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2021 gives effect to the Acquisition as if it had occurred on March 31, 2021.

Under the acquisition method of accounting, the total purchase price presented in the accompanying unaudited pro forma condensed consolidated combined financial statements was allocated to the assets acquired based on their fair values assuming the transaction occurred on March 31, 2021.  The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired is recognized as goodwill.

The unaudited pro forma condensed consolidated combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated.  They also may not be useful in predicting the future financial condition and results of operations of the combined company.  The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed consolidated combined financial statements, including the notes thereto, should be read in conjunction with Arcadia’s historical consolidated financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our unaudited consolidated financial statements as of and for the three months ended March 31, 2021.

Arcadia Biosciences, Inc. and EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2021

(In thousands, except per share data)	Arcadia Biosciences, Inc.	EKO, Lief, Liva Zola	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$32,848	$-	$(4,850)	(a)	$27,998
Short-term investments	19,088	-	-		19,088
Accounts receivable	1,113	-	-		1,113
Inventories, net - current	2,663	840	-		3,503
Prepaid expenses and other current assets	901	145	-		1,046
Total current assets	56,613	984	(4,850)		52,747
Restricted cash	-	-	-		-
Property and equipment, net	3,480	308	-		3,788
Right of use assets	5,636	-	-		5,636
Inventories, net - noncurrent	4,290	-	-		4,290
Goodwill	408	-	1,240	(c)	1,648
Intangible assets, net	350	-	3,520	(b)	3,870
Other noncurrent assets	23	-	-		23
Total assets	$70,800	$1,292	$160		$72,002
Liabilities and stockholder's equity
Current liabilities:
Accounts payable and accrued expenses	$3,418	$-	$-		$3,418
Amounts due to related parties	26	-	-		26
Debt - current	1,141	-	-		1,141
Unearned revenue - current	63	-	-		63
Operating lease liability - current	705	-	-		705
Other current liabilities	264	-	-		264
Total current liabilities	5,617	-	-		5,617
Debt - noncurrent	96	-	-		96
Operating lease liability - noncurrent	5,228	-	-		5,228
Common stock warrant liabilities	12,016	-	-		12,016
Other noncurrent liabilities	2,140	-	-		2,140
Total liabilities	25,097	-	-		25,097
Commitments and contingencies
Stockholders' equity:

Common stock, $0.001par value-150,000,000

   shares authorized as of March 31, 2021 and

December 31, 2020; 21,336,249 and 13,450,861

   shares issued and outstanding as of

   March 31, 2021 and December 31, 2020,

respectively.	62	-	8	(a)	70
Additional paid-in capital	254,208	-	2,044	(a)	256,252
Accumulated income (deficit)	(209,767)	1,292	(2,142)	(d)	(210,617)
Total Arcadia Biosciences stockholders' equity	44,503	-	160		45,705
Non-controlling interest	1,200	-	-		1,200
Total stockholders' equity	45,703	1,292	160		47,155
Total liabilities and stockholders' equity	$70,800	$1,292	$160		$72,002

Arcadia Biosciences, Inc. and EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2020

(In thousands, except per share data)	Arcadia Biosciences, Inc.	EKO, Lief, Liva Zola	Adjustments	Notes	Pro Forma
Revenues
Product	$1,044	$6,652	$-		7,696
Licenses	6,801	-	-		6,801
Royalty	83	-	-		83
Contract research and government grants	106	-	-		106
Total revenues	8,034	6,652	-		14,686
Operating expenses (income):
Cost of product revenues	5,199	4,866	-		10,065
Research and development	7,960	-	-		7,960
Gain on sale of Verdeca	(8,814)	-	-		(8,814)
Change in fair value of contingent consideration	-	-	-		-
Selling, general and administrative	16,467	3,453	35	(e)	19,955
Total operating expenses	20,812	8,319	35		29,165
Loss from operations	(12,778)	(1,666)	35		(14,479)
Interest expense	(47)	-	-		(47)
Other income, net	740	(435)	-		305
Change in fair value of common stock warrant liabilities	6,570	-	-		6,570
Loss on extinguishment of warrant liability	(635)	-	-		(635)
Net loss before income taxes	(6,150)	(2,101)	35		(8,286)
Income tax benefit (provision)	124	-	-		124
Net loss	(6,026)	(2,101)	35		(8,162)
Net loss attributable to non-controlling interest	(1,371)	-	-		(1,371)
Net loss attributable to common stockholders	$(4,655)	$(2,101)	$35		$(6,791)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.47)	$-	$-		$(0.63)
Weighted-average number of shares used in per share calculations:
Basic and diluted	9,959,018	-	827,400	(f)	10,786,418
Other comprehensive (loss) income, net of tax Unrealized (losses) gains on investment securities	(1)	-	-		(1)
Other comprehensive (loss) income	(1)	-	-		(1)
Comprehensive loss attributable to common stockholders	$(4,656)	$(2,101)	$-		$(6,757)

Arcadia Biosciences, lnc. and EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2021

(In thousands except per share data)	Arcadia Biosciences, Inc.	EKO, Lief, Liva Zola	Adjustments	Notes	Pro Forma
Revenues
Product	$803	$1,485	$-		$2,288
Licenses	-	-	-		-
Royalty	25	-	-		25
Contract research and government grants	-	-	-		-
Total revenues	828	1,485	-		2,313
Operating expenses (income):
Cost of product revenues	856	1,986	-		2,842
Research and development	1,159	-	-		1,159
Gain on sale of Verdeca	(140)	-	-		(140)
Change in fair value of contingent consideration	210	-	-		210
Selling, general and administrative	4,069	949	9	(e)	5,027
Total operating expenses	6,154	2,935	9		9,098
Loss from operations	(5,326)	(1,451)	9		(6,785)
Interest expense	(9)	-	-		(9)
Other income; net	7,463	(17)	-		7,446
Issuance and offering costs	(769)	-	-		(769)
Change in fair value of common stock warrant liabilities	322	-	-		322
Net income before income taxes	1,681	(1,467)	9		205
Income tax benefit (provision)	-	-	-		-
Net income	1,681	(1,467)	9		205
Net loss attributable to non-controlling interest	(377)	-	-		(377)
Net income attributable to common stockholders	$2,058	$(1,467)	$9		$582
Net loss per share attributable to common stockholders:
Basic	$0.11	$-	$-		$0.03
Diluted	$0.11	$-	$-		$0.03
Weighted-average number of shares used in per share calculations:
Basic	18,970,250	-	827,400	(f)	19,797,650
Diluted	19,042,962	-	827,400	(f)	19,870,362
Other comprehensive (loss) income; net of tax
Unrealized (losses) gains on investment securities	-	-	-		-
Other comprehensive (loss) income	-	-	-		-
Comprehensive loss attributable to common stockholders	$2,058	$(1,467)	$-		$591

Note 1 – Basis of Presentation

On May 17, 2021, Arcadia Biosciences, Inc. (“Arcadia” or the “Buyer”), through a wholly owned subsidiary Arcadia Wellness, LLC entered into an Asset Purchase Agreement (the “Agreement”) to purchase selected assets of EKO Holdings, LLC, Lief Holdings, LLC and Live Zola, LLC (collectively, the “Seller”). The base purchase price was a combination of $4 million cash and 827,400 unregistered shares.

The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Arcadia after giving effect to our acquisition of EKO, Lief, Live Zola (the “Acquisition”) using the acquisition method of accounting. In conjunction with the Acquisition, we may incur future restructuring expenses and transaction costs that are not included in the pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined balance sheet as of March 31, 2021 is presented as if the Acquisition occurred on March 31, 2021. The unaudited pro forma condensed consolidated combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are presented as if the Acquisition had taken place on January 1, 2020.

The unaudited pro forma condensed consolidated combined financial information is based on estimates and assumptions which have been made solely for purposes of developing such pro forma information.

Note 2 – Preliminary purchase price allocation

On May 17, 2021, Arcadia acquired EKO, Lief, Live Zola for total consideration of approximately $6,051,952, consisting of $4 million cash and 827,400 unregistered shares. The following table represents the allocation of the purchase consideration for the assets acquired based on their fair values:

Inventory	$839,534
Prepaid and other current assets	62,359
Fixed Assets	307,526
Deposits	82,320
Customer List	360,000
Trademarks and tradenames	2,900,000
Developed technology	260,000
Goodwill	1,240,213
Total assets acquired/purchase price	$6,051,952

Note 3 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited condensed consolidated combined financial information:

Adjustments to the unaudited pro forma condensed consolidated combined balance sheet

(a)	Reflects purchase consideration of $4,000,000 and issuance of 827,400 common shares.
(b)

Reflects fair value adjustment of $3,520,000 for intangible assets. The customer relationship and intangible asset has been valued using an income approach, the trademarks and tradenames have been valued using the relief from royalty method and the developed technology has been valued based on a cost approach. The fair values and estimated useful lives of the identifiable intangible assets acquired are as follows:

Intangible Assets	Estimated Useful Life
Customer List	15 years	$360,000
Trademarks and tradenames	Indefinite	2,900,000
Developed technology	10 years	260,000
		$3,520,000

(c)	Reflects $1,240,213 of goodwill which represents the excess of the purchase price over the fair value of the assets acquired as shown in Note 2.
(d)

Reflects the elimination of EKO, Lief, and Live Zola’s stockholders’ equity accounts as well as $850,000 in transaction expenses consisting primarily of investment banking, legal and other professional fees. These acquisition related costs are expensed as incurred and reduce retained earnings.

Adjustments to the unaudited pro forma condensed consolidated combined statements of operations

(e)

Reflects the net effect of (i) a reduction of $15,168 for the year ended December 31, 2020 and $3,792 for the three months ended March 31, 2021 to reflect amortization expense related to EKO, Lief, Liva Zola pre-acquisition recognized intangibles; and (ii), the estimated additional amortization expense related to the valuation of acquired intangible assets discussed in Note 2 of $50,000 for the year ended December 31, 2020 and $12,500 for the three months ended March 31, 2021.

(f)	Addition to basic and diluted weighted average number of shares outstanding to reflect the 827,400 common shares issued as part of the Acquisition consideration.